EXHIBIT 4.10

ALAMOS MINERALS LTD.
Suite 1400 - 400 Burrard Street
Vancouver, British Columbia
Canada V7X 1A6

October 23, 2002

National Gold Corporation
660 West Pender Street
Vancouver, B.C.
Canada V6C 3A8

Attention:

Albert Matter

President and CEO

Dear Sirs:

Re:

Proposed Merger of Alamos Minerals Ltd. ("Alamos") and National Gold Corporation (“National”)

This letter is to confirm the results of our ongoing discussions and to constitute a memorandum of our agreement and mutual intent regarding the proposed merger (the “Merger”) of Alamos and National by way of a plan of arrangement or other mutually acceptable form of business combination to create a new company (“Newco”).

The proposed Merger will combine the interests of each of Alamos and National and in particular their respective interests in the Salamandra mineral properties (the “Salamandra Project”) in Mexico and create efficiencies and a more effective approach to advancing the development of the Salamandra Project.  Alamos and National also believe that the Merger will also yield benefits to the shareholders of each of Alamos and National by providing Newco with a greater asset base and capitalization, thereby facilitating access to capital markets, a reduction of overheads and the elimination of duplication of administrative expenses and the creation of a broader trading market for the common shares of Newco and the potential for greater liquidity for all shareholders.

After execution by the authorized signatories of each of Alamos and National, this document will serve as our initial agreement with a formal agreement to follow, with respect to the completion of the Merger and the creation of Newco as follows:

1 Creation of Newco

Subject to obtaining all necessary shareholder and regulatory approvals and acceptances, and the satisfaction of all conditions precedent as set forth herein, Alamos and National will undergo an amalgamation, plan of arrangement or other form of corporate business combination to create Newco as a new company under the Company Act (B.C.).  While the definitive form of the Merger will be determined by Alamos and National acting with the advice of counsel, it is anticipated that the Merger will take the form of an amalgamation by statutory plan of arrangement following the continuance of National from Alberta to British Columbia.

The name of Newco will be Alamos Gold Corporation or such other name that is acceptable to Alamos, subject to regulatory and shareholder approvals.

The board of directors of Newco will consist of five members of whom three shall be nominees of Alamos and two shall be nominees of National acceptable to Alamos.  The parties agree that the initial Directors of Newco will be as follows:

Chester Millar

Richard Hughes

John McCluskey

James McDonald

Steve Stine

The parties agree that the initial officers of Newco will be as follows:

Chester Millar

-

Chairman and President

John McCluskey

-

Vice-President and Chief Executive Officer

Steve Stine

Vice-President and Chief Operating Officer

Sharon Fleming

-

Secretary

2 Share Exchange Ratio

It is intended that upon completion of the Merger, Newco will issue one common share for every two outstanding common shares of Alamos and one common share for every 2.352 common shares of National, such ratio being established by negotiation. The parties agree to engage Robert McKnight and Bruce McKnight of the firm Finisterre Holdings Inc, as the independent accredited valuator (the “Valuator”), subject to approval by the TSX Venture Exchange (the “TSXV”), to provide a fairness opinion to the Board of Directors of each of Alamos and National which will opine as to the fairness of the Merger and proposed share exchange ratio, from a financial point of view to the shareholders of Alamos and National. All validly subsisting warrants, options and other rights to acquire common shares of Alamos or National (including all requirements to issue shares for mineral property acquisitions and for consulting services) will, as a result of the Merger, be replaced by, or be deemed to represent, comparable convertible securities of Newco, on an adjusted basis as to number and price based on the above share exchange ratio.

3 Formal Agreement and Shareholder Approval

As soon as possible following the execution of this agreement, the parties will enter into and execute a formal merger agreement to effect the Merger (the "Merger Agreement"), which agreement will contain the provisions set forth herein and will contain representations and warranties of a normal and usual nature for a transaction such as the Merger including, without limitation, representations and warranties concerning the correctness and accuracy of the consolidated audited, and any interim unaudited, financial statements of each Alamos and National, title to their respective assets (and those of any material subsidiary) and as to the enforceability and good standing of all material contracts, together with such other terms and conditions as are usual in such forms of agreements.  The Merger will be structured as much as possible to reduce any adverse tax or securities law consequences to Alamos and National and their respective shareholders.  As soon as possible following the execution of the Merger Agreement, but in any event within thirty (30) days of the execution of this agreement by the parties, each of Alamos and National will call meetings of their respective shareholders for the purpose of obtaining shareholder approval of the Merger, and will recommend approval of the Merger by shareholders and solicit proxies in favour of such Merger.

National acknowledges that Gowling Lafleur Henderson LLP, solicitors for Alamos, will represent Alamos and will take primary responsibility for the preparation of all documentation required to effect the Merger, including the Merger Agreement, the joint information circular and applications to the requisite stock exchanges and securities regulatory authorities.  Each of Alamos and National agrees to instruct their respective legal and accounting advisers to expeditiously work toward the completion of the required due diligence, formal documentation, press releases, regulatory filings, disclosure documents and the like as required to complete the Merger as expeditiously as possible.

4 Conditions Precedent

 It is understood that completion of the Merger will be subject to, and the Merger Agreement will so provide for, the following conditions precedent, together with other customary conditions:

a) completion by each of Alamos and National of legal, financial and geological due diligence reviews of the business, assets and undertaking of the other, and a result satisfactory to each, acting reasonably, on or before November 22, 2002,

b) acceptance of the Merger for filing by the TSXV and any other regulatory body having jurisdiction,

c) approval by the shareholders of Alamos,

d) approval by the shareholders of National,

e) approval of the Merger by the Supreme Court of British Columbia, as required,

f) no adverse material change having occurred in the affairs, business or undertaking of either of Alamos or National prior to the closing of the Merger,

g) between the date of this Agreement and the completion of the Merger, no party hereto will have entered into any transaction out of the ordinary course of its business or have incurred any material expense or liability without the consent of the other parties hereto;

h) neither Alamos nor National having received notices of dissent from shareholders holding, in the aggregate, more than two (2%) percent of the common shares of either Alamos or National unless this condition is waived by Alamos in its sole discretion; and

i) the representations and warranties of Alamos and National, as applicable, being true as of the completion of the Merger.

Each of Alamos and National shall act in good faith and all dispatch to complete the Merger including fulfilling all regulatory requirements and satisfying all conditions set out in this paragraph.

5 Access to Corporate Information

Each of Alamos and National will provide the Valuator and the representatives of each of Alamos and National and their respective legal, accounting, geological and other professional advisors with full and free access to all of the minute books, corporate files and records, property data, books of account, business records, material contracts and agreements and assets of each of Alamos, National and their respective subsidiaries, and to permit such representatives and professional advisors and valuators to meet with and ask such questions of the directors, senior officers, employees, agents, consultants and professional advisors of the other party for due diligence purposes as may reasonably be requested, all in a timely manner.

In particular, each of Alamos and National will, promptly after the execution hereof, disclose to the other all material liabilities and obligations, and provide prompt notice in writing of any material change in such liabilities and obligations.

6 Confidentiality

In consideration of the mutual access to the financial, corporate and business information provided by each of Alamos and National to the other as specified herein, all information obtained by a party, or any of their respective professional advisors, is agreed to be the exclusive property of the entity divulging or providing the same and will not be publicly disclosed or used by the party receiving the same in any manner whatsoever, other than for the purpose of considering and evaluating the Merger, settling the formal documentation in connection therewith and for the purposes of making such disclosure to the public, the shareholders of Alamos and National and the applicable regulatory authorities as may be necessary to secure the required approvals to the Merger.  Each of Alamos and National acknowledges that it will be responsible for any unauthorized use or disclosure of such confidential information by its affiliates or agents.  Each agrees that it will promptly, upon the earlier of a written request therefor or the termination of the Merger prior to the completion thereof, return, or cause to be returned, to the other party all information received by it from the other party without retaining copies thereof.  These confidentiality provisions will extend for a period of one (1) year after the date hereof.  These confidentiality provisions do not extend to information already in the public domain.

7 Public Disclosure

As each of Alamos and National are reporting issuers in one or more of the provinces of B.C., Alberta and Ontario, and their common shares are each listed on the TSXV, timely public disclosure of the proposed Merger is required, but no public announcement concerning the Merger will be made by either without the prior approval of the other, which approval will not be unreasonably withheld or delayed.

Upon execution of this letter agreement by both parties, Alamos and National will prepare and issue a joint news release with respect to their intention to implement the Merger, use their respective best efforts to obtain the acceptance for filing thereof by the TSXV and all required regulatory authorities, to obtain all requisite shareholder and court approvals and to proceed expeditiously to finalize the Merger Agreement and all required disclosure documents.

8 Non-Solicitation

As it is the mutual intention of the parties to move forward to implement the Merger as expeditiously as possible and, as a result, each party will incur significant expenses in doing so, each of Alamos and National covenant and agree that, during the period commencing upon the date hereof and ending on March 15, 2003 (or such earlier date as the Merger may be terminated by mutual consent prior to the completion thereof), neither will, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with or provide information relating to itself or any of its subsidiaries or any of its material assets, liabilities or financial condition, or those of any of its subsidiaries, to any person, entity or group in connection with:

a) the Merger or disposition of any of its securities, or those of any of its subsidiaries,

b) any amalgamation, merger, consolidation, arrangement, restructuring or refinancing, or the sale of any of its material assets or those of any of its subsidiaries, or

c) any takeover bid, tender offer, reorganization, recapitalization, liquidation or winding-up, or any other business combination or similar transaction involving it or  any of its subsidiaries,

unless such action, matter or transaction is satisfactory to and is approved in writing by, the other.

During this period, each of Alamos and National will continue to operate their respective businesses in the normal course and will not acquire or dispose of any material assets or incur any material liabilities or obligations without the prior consent of the other party.

In the event that an unsolicited bona fide offer, the terms of which are considered in good faith by the board of directors of Alamos or National (following consultation with and advice received from independent outside legal counsel), as applicable, to be clearly superior to the terms of the  Merger and which must be accepted and/or recommended to shareholders in order to meet the board of director’s fiduciary obligations (a “Superior Offer”) is made to either Alamos or National (an “Offeree”), as the case may be, or their respective shareholders, and the Merger contemplated hereunder is not completed as a result of the Superior Offer, (including without limitation, where a required shareholder approval is not obtained while a Superior Offer is outstanding) then the Offeree shall be required to pay to the other party (Alamos or National, as the case may be) a breakup fee in the amount of CDN$750,000, together with reimbursement of costs to an additional maximum of CDN$100,000, in recognition of the time and expense incurred by such party in connection with the proposed Merger.

Notwithstanding the forgoing, should a Superior Offer be received by National, National shall  immediately provide Alamos with a copy of the Superior Offer and all information and documentation relating to it.  National shall also provide Alamos with five days prior written notice of National’s Board of Directors’ intention to withdraw, qualify or change any of its recommendations or determinations to its shareholders in a manner adverse to Alamos so that Alamos may, at its option and without derogating from its rights pursuant to this agreement, make a counterproposal; and if the Board of Directors of National (after consultation with its financial advisor and outside counsel) reasonably determine in good faith that such counterproposal is as favourable to the shareholders of National as the Superior Offer,  then the Board of Directors of National shall forthwith cease all discussions or negotiations with respect to the Superior Offer and shall leave intact all recommendations and determinations to its shareholders, except to communicate with the person making such Superior Offer that Alamos has matched the Superior Offer or has made a proposal to National which is superior to such Superior Offer.

9 Issuance of Shares

No party hereto shall, except pursuant to the Merger, or with the permission of the other party, not to be unreasonably withheld:

a) issue any of its securities or obligations convertible or exercisable into any additional securities, other than securities which are issuable on the exercise or conversion of its currently outstanding securities; or

b) acquire, directly or indirectly, by purchase or otherwise any voting securities or securities convertible into or exchangeable for voting securities of any other party hereto or direct or indirect rights or options to acquire any voting securities of any other party other than securities which may be issuable on the exercise or conversion of its currently held securities.

10 Expenses

Each party will be responsible to pay their own legal, accounting, auditing, due diligence and valuation fees and other transactional costs in respect of the Merger and, if the Merger does not close, all legal and accounting costs which Alamos and National have incurred in connection with proceeding with the Merger will be shared equally.  Each party hereto agrees to participate fully in the preparation of any joint management information ciruclar (“Circular”) to be delivered to the shareholders of Alamos and National in connection with any meeting of the shareholders of Alamos and National to obtain any shareholder approval required for completion of the Merger, and, subject to paragraph 8, further recommend to its respective security holders that they approve such Merger and shall solicit its security holders to vote in favour of the Merger.

11 Voting Agreements

The implementation of this agreement is subject to the receipt by each of Alamos and National, within a period of five (5) business days (or such longer period as may be jointly specified by Alamos and National) after the execution hereof by both parties, of voting agreements, in the form attached as Schedule "A" for each shareholder of Alamos and National who, to the knowledge of the parties, beneficially holds greater than five (5%) percent of the issued shares of Alamos or National, as applicable.  This condition  may be waived by agreement of Alamos and National.

12 Binding Effect

The parties agree that this agreement has been entered into for valuable consideration and constitutes a legally binding and enforceable agreement between them, notwithstanding that more formal documentation is contemplated.  However, if the Merger has not been completed on or before March 15, 2003, then either party may, by notice in writing to the other, terminate this agreement, and the Merger will not thereafter proceed.  Either party may terminate this agreement if it receives a bona fide offer to enter into a competing transaction in respect of which the directors are advised by their legal counsel that they are obliged, in accordance with their fiduciary obligations to their shareholders, to present to and recommend to such shareholders, subject to the provisions of paragraph 8.

If the foregoing correctly reflects your understanding of the results of our discussions to date and our agreement to proceed to consummate the Merger, kindly so confirm by signing and returning to us the duplicate copy of this letter enclosed for that purpose (execution in counterparts is satisfactory).

We look forward to working with you to move this transaction forward to a successful conclusion.

Yours very truly,

ALAMOS MINERALS LTD.

Per:

John McCluskey,

Executive Vice President, Director

We, National Gold Corporation, hereby confirm our acceptance of the foregoing and our agreement to be legally bound thereby as of this ____ day of October, 2002.

NATIONAL GOLD CORPORATION

Per:

___________________________________

Albert Matter, President and CEO

SCHEDULE “A”

(see attached)

VOTING AGREEMENT

This Voting Agreement is made on the ______ day of October, 2002 between the undersigned shareholder (the “Shareholder”) and National Gold Corporation ("National").

WHEREAS pursuant to an agreement dated October 23, 2002 between Alamos Minerals Ltd. ("Alamos") and National (the “Pre-Merger Agreement”), Alamos and National have agreed to merge (the “Merger”) under the provisions of the Company Act (British Columbia) to form a new company (“Newco”);

AND WHEREAS pursuant to the Merger, shareholders of Alamos will receive, in exchange for their shares of Alamos, one common share in Newco for every two common share of Alamos held and shareholders of National will receive, in exchange for their shares of National, one common share in Newco for every 2.352 common shares of National held;

AND WHEREAS the Merger will require the approval by way of special resolution of each of the shareholders of Alamos and National;

AND WHEREAS the Shareholder beneficially owns and/or controls the number of common shares of National indicated on the last page hereof (collectively, the “Shares”);

AND WHEREAS in consideration for National agreeing to proceed with the Merger, subject to the Pre-Merger Agreement and any subsequent formal merger agreement, the Shareholder, having determined that the Merger is in the Shareholder’s best interests from a financial perspective, wishes to enter into this Agreement to make appropriate provision that the Shareholder will vote the Shares in favour of or to approve the Merger and any transaction or other matter relating to, arising out of or in connection with, directly or indirectly, the Merger at any meeting (a “Meeting”) of the shareholders of National held for such purpose;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements of the parties hereinafter contained, the parties agree as follows:

ARTICLE 1
VOTING OF SHARES

Section 1.1.

Approval of Business Combination.  The Shareholder agrees to cast the votes attached to the Shares in person or by proxy in accordance with the recommendation of the board of directors of National in respect of any item of business, resolution, matter, question or proposition concerning the Merger and any transaction or any other matter relating to, arising out of or in connection with the Merger, to the fullest extent permitted by applicable law, that may come before a Meeting.

Section 1.2.

Shares held by Nominee.  The Shareholder agrees to direct or otherwise cause any Shares beneficially owned and/or controlled by but not registered in the Shareholder's name, to be voted in the manner prescribed in Section 1.1 above.

Section 1.3.

Voting Rights Otherwise Unaffected.  Other than in respect of the matters referred to in Section 1.1, this Agreement will have no effect on the voting rights attaching to the Shares and, for greater certainty, the Shareholder will retain the right to consent to or to vote in person or by proxy the Shares, on any item of business, resolution, matter, question or proposition whatsoever that may come before the shareholders of National at a Meeting in its sole discretion other than the matters referred to in Section 1.1.

Section 1.4.

Alamos to Proceed with Business Combination.  National agrees to proceed with the Merger pursuant to the terms of the Pre-Merger Agreement and any subsequent Merger agreement, subject to the terms and conditions of such agreements including the requirement of obtaining approval by way of special resolution from the shareholders of National and regulatory and judicial approvals.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1

Representations and Warranties of the Shareholder.  The Shareholder represents and warrants as follows to National and acknowledges and confirms that National is relying on such representations and warranties in connection with the entering into of the Merger:

(a)

No Voting Arrangements.  Except as set out in this Agreement, no person has any written or oral agreement, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such agreement relating to or restricting the exercise of any of the voting rights attaching to the Shares and, for greater certainty, the Shareholder has the unfettered and absolute right to exercise or cause to be exercised the votes attaching to the Shares.

(b)

Non-Solicitation.  The Shareholder will not solicit any offers to purchase the Shares and will not initiate, encourage or participate in any discussions or negotiations with any third party with respect to such a transaction or similar business combination during the period starting from the date hereof and ending on the earlier of the termination of this Agreement and March 15, 2003.

ARTICLE 3
MISCELLANEOUS

Section 3.1.

Truth of Representations and Warranties.  The representations and warranties of the Shareholder contained in this Agreement will be true and correct as of the date of each Meeting with the same force and effect as if such representations and warranties had been made on and as of such date.

Section 3.2.

Further Assurances.  From time to time after the date hereof, each party will, at the request of the other party co-operate with and execute and deliver such notices, proxies or other documents or instruments and do all other things as may be reasonably required to effectively carry out the intent of this Agreement.

Section 3.3.

Amendments.  This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties hereto.

Section 3.4.

Waiver.

(a)

No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar), nor will such waiver be binding unless executed in writing by the party to be bound by the waiver.

(b)

No failure on the part of a party to exercise, and no delay in exercising any right under this Agreement, will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any right.

Section 3.5.

Successors and Assigns.  This Agreement will become effective when executed by each of the parties hereto and after that time will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement will be assignable or transferable by the Shareholder without the prior written consent of National.

Section 3.6.

Severability.  If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

Section 3.7.

Attornment.  The parties agree that the courts of the Province of British Columbia will have exclusive jurisdiction to determine all disputes and claims arising between the parties.

Section 3.8.

Governing Law.  This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 3.9.

Counterparts.  This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one in the same instrument.

Section 3.10.

Termination.  This Agreement will terminate on the earlier of the completion of the Merger and March 15, 2003.

IN WITNESS WHEREOF the parties have caused this Agreement to the executed under seal.

FOR INDIVIDUAL SHAREHOLDER:

SIGNED, SEALED and DELIVERED in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) )	Signature of Shareholder Signature of Shareholder

FOR CORPORATE SHAREHOLDER:

The Corporate was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) )	c/s

Number of common shares of National subject to this Agreement:  _____________________

NATIONAL GOLD CORPORATION Per:

VOTING AGREEMENT

This Voting Agreement is made on the _____ day of October, 2002 between the undersigned shareholder (the “Shareholder”) and Alamos Minerals Ltd. ("Alamos").

WHEREAS pursuant to an agreement dated October 23, 2002 between Alamos and National Gold Corporation ("National") (the “Pre-Merger Agreement”), Alamos and National have agreed to merge (the “Merger”) under the provisions of the Company Act (British Columbia) to form a new company (“Newco”);

AND WHEREAS pursuant to the Merger, shareholders of Alamos will receive, in exchange for their shares of Alamos, one common share in Newco for every two common share of Alamos held and shareholders of National will receive, in exchange for their shares of National, one  common share in Newco for every 2.352 common shares of National held;

AND WHEREAS the Merger will require the approval by way of special resolution of each of the shareholders of Alamos and National;

AND WHEREAS the Shareholder beneficially owns and/or controls the number of common shares of Alamos indicated on the last page hereof (collectively, the “Shares”);

AND WHEREAS in consideration for Alamos agreeing to proceed with the Merger, subject to the Pre-Merger Agreement and any subsequent formal merger agreement, the Shareholder, having determined that the Merger is in the Shareholder’s best interests from a financial perspective, wishes to enter into this Agreement to make appropriate provision that the Shareholder will vote the Shares in favour of or to approve the Merger and any transaction or other matter relating to, arising out of or in connection with, directly or indirectly, the Merger at any meeting (a “Meeting”) of the shareholders of Alamos held for such purpose;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements of the parties hereinafter contained, the parties agree as follows:

ARTICLE 1
VOTING OF SHARES

Section 1.1

Approval of Business Combination.  The Shareholder agrees to cast the votes attached to the Shares in person or by proxy in accordance with the recommendation of the board of directors of Alamos in respect of any item of business, resolution, matter, question or proposition concerning the Merger and any transaction or any other matter relating to, arising out of or in connection with the Merger, to the fullest extent permitted by applicable law, that may come before a Meeting.

Section 1.2

Shares held by Nominee.  The Shareholder agrees to direct or otherwise cause any Shares beneficially owned and/or controlled by but not registered in the Shareholder's name, to be voted in the manner prescribed in Section 1.1 above.

Section 1.3

Voting Rights Otherwise Unaffected.  Other than in respect of the matters referred to in Section 1.1, this Agreement will have no effect on the voting rights attaching to the Shares and, for greater certainty, the Shareholder will retain the right to consent to or to vote in person or by proxy the Shares, on any item of business, resolution, matter, question or proposition whatsoever that may come before the shareholders of Alamos at a Meeting in its sole discretion other than the matters referred to in Section 1.1.

Section 1.4

Alamos to Proceed with Business Combination.  Alamos agrees to proceed with the Merger pursuant to the terms of the Pre-Merger Agreement and any subsequent Merger agreement, subject to the terms and conditions of such agreements including the requirement of obtaining approval by way of special resolution from the shareholders of Alamos and regulatory and judicial approvals.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1

Representations and Warranties of the Shareholder.  The Shareholder represents and warrants as follows to Alamos and acknowledges and confirms that Alamos is relying on such representations and warranties in connection with the entering into of the Merger:

(a)

No Voting Arrangements.  Except as set out in this Agreement, no person has any written or oral agreement, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such agreement relating to or restricting the exercise of any of the voting rights attaching to the Shares and, for greater certainty, the Shareholder has the unfettered and absolute right to exercise or cause to be exercised the votes attaching to the Shares.

(b)

Non-Solicitation.  The Shareholder will not solicit any offers to purchase the Shares and will not initiate, encourage or participate in any discussions or negotiations with any third party with respect to such a transaction or similar business combination during the period starting from the date hereof and ending on the earlier of the termination of this Agreement and March 15, 2003.

ARTICLE 3
MISCELLANEOUS

Section 3.1

Truth of Representations and Warranties.  The representations and warranties of the Shareholder contained in this Agreement will be true and correct as of the date of each Meeting with the same force and effect as if such representations and warranties had been made on and as of such date.

Section 3.2

Further Assurances.  From time to time after the date hereof, each party will, at the request of the other party co-operate with and execute and deliver such notices, proxies or other documents or instruments and do all other things as may be reasonably required to effectively carry out the intent of this Agreement.

Section 3.3

Amendments.  This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties hereto.

Section 3.4

Waiver.

(a)

No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar), nor will such waiver be binding unless executed in writing by the party to be bound by the waiver.

(b)

No failure on the part of a party to exercise, and no delay in exercising any right under this Agreement, will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any right.

Section 3.5

Successors and Assigns.  This Agreement will become effective when executed by each of the parties hereto and after that time will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement will be assignable or transferable by the Shareholder without the prior written consent of Alamos.

Section 3.6

Severability.  If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

Section 3.7

Attornment.  The parties agree that the courts of the Province of British Columbia will have exclusive jurisdiction to determine all disputes and claims arising between the parties.

Section 3.8

Governing Law.  This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 3.9

Counterparts.  This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one in the same instrument.

Section 3.10

Termination.  This Agreement will terminate on the earlier of the completion of the Merger and March 15, 2003.

IN WITNESS WHEREOF the parties have caused this Agreement to the executed under seal.

FOR INDIVIDUAL SHAREHOLDER:

SIGNED, SEALED and DELIVERED in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) )	Signature of Shareholder Signature of Shareholder

FOR CORPORATE SHAREHOLDER:

The Corporate was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) )	c/s

Number of common shares of Alamos subject to this Agreement:  _____________________

ALAMOS MINERALS LTD. Per: ___________________________________